UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2014

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2014, the Board of Directors of Advaxis, Inc. (the “Company”) increased the size of the Board from six to seven members and appointed Dr. Samir N. Khleif to serve as a member of the Board, effective as of October 2, 2014. Dr. Khleif has also been appointed to serve as a member of the Research and Development Oversight Committee (“RDOC”) of the Board for the current term, which expires at the next annual meeting of stockholders of the Company.

Dr. Khleif is a principal investigator pursuant to a Non-Clinical Research Agreement that the Company entered into with Georgia Health Sciences University Research Institute (“GHSURI”) on March 1, 2012 and which will remain effective through approximately February 2016. Additionally, Dr. Khleif may act as a principal investigator pursuant to a Master Clinical Trial Agreement, dated February 4, 2014, that the Company entered into with Georgia Regent Research Institute, Inc., a research and educational corporation located at Georgia Regents University.

The Company is currently evaluating the standard annual compensatory arrangement for non-employee directors. Dr. Khleif was granted 26,042 restricted stock units pursuant to the Company’s 2011 Omnibus Incentive Plan, as amended. Such award will vest as to 1,042 shares on October 31, 2014 and thereafter 3,125 restricted stock units will vest on the last day of each of the Company’s next eight fiscal quarters, such that the restricted stock units will vest in full on October 31, 2016, subject to Dr. Khleif’s continued service as a member of the Board through each such vesting date.

Item 7.01 Regulation FD Disclosure

A copy of the Company’s press release regarding Dr. Khleif’s election is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Advaxis, Inc. dated October 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chief Executive Officer and President

Date: October 8, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Advaxis, Inc. dated October 8, 2014.